EXHIBIT 16.1

                                                     October 21, 2005

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549-7561

RE: Cardima, Inc.

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 17, 2005, to be filed by our former client, Cardima, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,




/s/ BDO SEIDMAN, LLP
--------------------
    BDO SEIDMAN, LLP


Cc: Gabriel Vegh, Chief Executive Officer and Chief Financial Officer Jesse Erickson, Chairman of Audit Committee